Exhibit 99.1
PRO FORMA FINANCIAL INFORMATION
CSB Bancorp, Inc. and Indian Village Bancorp, Inc.
Unaudited Pro Forma Condensed Combined Consolidated Financial Statements
     The following Unaudited Pro Forma Condensed Combined Consolidated Statement of Financial Condition combines the historical Consolidated Statement of Financial Condition of CSB and the historical Consolidated Statement of Financial Condition of Indian Village giving effect to the consummation of the merger on October 31, 2008, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.
     The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements included herein are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the results of operations that would have occurred if the merger had been consummated on that date or at the beginning of the period indicated or which may be attained in the future. The Unaudited Pro Forma condensed combined consolidated statements of income and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical financial statements and related notes thereto of CSB, such information and notes thereto incorporated by reference herein.
     These pro forma financial statements do not include the effects of any potential cost savings that management believes will result from operating the Indian Village banking business as branches and combining certain operations functions. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

CSB BANCORP, INC. AND INDIAN VILLAGE BANCORP, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF CONDITION
(DOLLARS IN THOUSANDS)
(UNAUDITED)
The following unaudited pro forma condensed combined Statement of Condition gives effect to the acquisition by CSB of Indian Village using the purchase method of accounting assuming the acquisition was consummated on September 30, 2008, Indian Village was acquired by CSB after the close of business on October 31, 2008.

	September 30, 2008
			Pro Forma
		Indian Village	Adjustments	Footnote	Pro forma
	CSB Historical	Historical	Dr (Cr)	Reference	Combined
ASSETS:
Cash and due from banks	$8,623	$9,708	$(2,115)	(1)	$16,216
Fed funds sold	1,800	—	—		1,800
Securities available for sale	67,417	9,310	(532)	(2)	76,195
Loans, gross	256,343	58,481	(556)	(3,4)	314,268
Allowance for loan losses	(2,781)	(1,000)	543	(4,5)	(3,238)
Premises and equipment	7,074	1,678	(31)	(6)	8,721
Real estate owned	—	71	—		71
Federal Home Loan Bank stock	3,221	2,011	—		5,232
Bank owned life insurance	—	2,723	—		2,723
Loan servicing rights	6	65	—		71
Core Deposit Premium	—	—	545	(7)	545
Goodwill	—	—	1,679	(8)	1,679
Accrued Interest and other assets	2,040	952	1,267	(9)	4,259

Total Assets	$343,743	$83,999	$800		$428,542

LIABILITIES:
Deposits	245,953	59,610	(442)	(10)	306,005
Repurchase agreements	22,757	—	—		22,757
Federal Home Loan Bank advances	35,682	17,054	(675)	(11)	53,411
Accrued expenses and other liabilities	1,839	768	(1,028)	(12)	3,635

Total Liabilities	$306,231	$77,432	$(2,145)		$385,808

EQUITY:
Common stock	$16,674	$5	$(1,950)	(13)	$18,630
Additional paid-in capital	6,463	4,177	658	(13)	9,982
Retained earnings	19,449	3,615	3,867	(13)	19,197
Unearned ESOP	—	(168)	(168)	(13)	—
Treasury stock	(5,014)	(660)	(660)	(13)	(5,014)
Accumulated other comprehensive income (loss)	(60)	(402)	(402)	(2)	(60)

Total Shareholders’ Equity	$37,512	$6,567	$1,345		$42,734

Total Liabilities & Shareholders’ Equity	$343,743	$83,999	$(800)		$428,542

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(DOLLARS IN THOUSAND, EXCEPT PER SHARE DATA)
(UNAUDITED)
The following unaudited pro forma condensed combined statement of income for the nine-month period ended September 30, 2008 gives effect to CSB’s acquisition of Indian Village using the purchase method of accounting assuming the acquisition was consummated on January 01, 2008, Indian Village was acquired by CSB after the close of business on October 31, 2008.

	September 30, 2008
			Pro Forma
		Indian Village	Adjustments	Footnote	Pro Forma
	CSB Historical	Historical	Dr (Cr)	Reference	Combined
Interest income	$15,143	$3,740	$44	(3)	$18,839
Interest expense	5,038	2,456	(518)	(10,11)	6,976

Net interest income	10,105	1,284	(474)		11,863
Provision for loan losses	261	458			719

Net interest inc after provision for loan losses	9,844	826	(474)		11,144
Non-interest income	2,309	124			2,433
Non-interest expense	8,008	1,795	50	(7)	9,853
Income tax provision (benefit)	1,375	(93)	(381)	(14)	901

Net Income (loss)	$2,770	$(752)	$(805)		$2,823

Per common share data
Basic	$1.14	$(1.78)			$1.03
Diluted	$1.14	$(1.78)			$1.03
Weighted average shares outstanding — Basic	2,433,094	423,229		(13)	2,745,910
Weighted average shares outstanding — Diluted	2,433,094	423,229		(13)	2,745,910
Notes:

(1)	Represents cash consideration of $2,115 paid to Indian Village shareholders.

(2)	Represents fair market valuation of the investment portfolio held and elimination of $227 basis of Indian Village Bancorp, Inc stock held by CSB.

(3)	Represents fair market valuation premium of $306.

(4)	Represents SOP 03-3 adjustment of ($862) on impaired commercial loans.

(5)	Represents $319 additional provision.

(6)	Represents fair market valuation of bank premises and equipment.

(7)	Estimated core deposit intangible and deposit customer relationship. The deposit intangible is assumed to amortize into non-interest expense over 10 years, using accelerated methods.

(8)	Represents the estimate of the excess of the purchase price plus direct acquisition costs over the estimated fair value of the net assets acquired.

(9)	Represents reversal of deferred tax valuation allowance of $525 and the income tax effect of the estimated purchase accounting adjustments using an effective tax rate of 34%.

(10)	Represents the estimated fair market value adjustment related to deposits and is assumed to amortize into interest expense on a level yield basis over the estimated remaining maturity of the deposits.

(11)	Represents the estimated fair market value adjustment related to FHLB borrowings and is assumed to amortize into interest expense on a level yield basis over the estimated life of the borrowings.

(12)	Represents accruals for severance and benefits, early termination of contracts, professional fees and deconversion costs.

(13)	Represents the elimination of Indian Village equity on a historical basis and the issuance of an estimated 312,816 common shares of CSB based on the exchange ratio of .7611

(14)	Represents recognition of tax benefit for the nine-month period ending 9/30/2008 and reversal of the deferred tax valuation allowance.